EXHIBIT 4(a)(12)

[Translation from Hebrew]

AGREEMENT

Drawn up and signed in Tel-Aviv on September 29, 2008

between:

1.	SUNY ELECTRONICS LTD., public company no. 51-203676-5 (“Suny Electronics”)

2.	DYN DYNAMIC LTD., private company no. 51-199917-9 (“Dyn Dynamic”)

3.	SUNY TELECOM LTD., private company no. 52-004075-9 (“Suny Telecom”)

all three jointly and severally, of 48 Ben-Tsiyon Galis Street, Petach-Tikva, Israel, telephone: + 972-3-9057777, fax.: + 972-3-9314422 (jointly: “Suny Group”)

of the first part;

and:

SCAILEX CORPORATION LTD., public company no. 52-003180-8 (“Scailex”)

of 48 Ben-Tsiyon Galis Street, Petach-Tikva, Israel, telephone: + 972-3-9057730, fax.: + 972-3-9054433 of the second part;

Whereas	Suny Electronics, through Dyn Dynamic and Suny Telecom, engages in the import, marketing and sale of cellular telephones to end consumers and to Cellular Operators in Israel (“the Cellular Sector”);

and whereas

Dyn Dynamic, through a chain of stores it operates, engages in the marketing and sale of, and the provision of service for, cellular telephones to end customers in the Cellcom network (“Dynamica Cellular”);

and whereas	Suny Telecom imports, sells and provides maintenance services and replacement parts for Samsung cellular telephones to Cellular Operators, to Dynamica Cellular and to independent marketers in Israel;

and whereas

the parties desire to engage in a transaction whereby Scailex shall purchase the Operations, including all assets and liabilities, of Dyn Dynamic and of Suny Telecom, but excluding those assets and liabilities expressly excluded, in order to enable Scailex to continue the Operations of Suny Group in the Cellular Sector without disruption, all under the conditions stipulated hereunder in this Agreement and subject to that stated therein;

Wherefore, the parties hereby declare, stipulate and agree as follows:

Section A – General

1.	GENERAL CONDITIONS

	1.1	The recitals to this Agreement and the appendices thereto constitute an integral part thereof.

	1.2	The clause headings in this Agreement are solely for the sake of convenience and shall not be binding for purposes of interpretation of the Agreement.

	1.3	Definitions

Unless otherwise stipulated, each of the following terms shall have the meaning in this Agreement defined alongside it:

		1.3.1	“the Agreement” or “this Agreement” – this Agreement, inclusive of all appendices thereto.

1.3.2

“The Agreements Being Transferred” – all agreements in the Cellular Sector to which the Subsidiaries are a party and that shall be in effect on the Execution Date, including agreements with customers, suppliers and service-providers, third-party rental agreements and other agreements, but excluding the agreements specified in Appendix 1.3.2 to this Agreement.

		1.3.3	“The Subsidiaries” – Suny Telecom and Dyn Dynamic.

1.3.4

“The Cellular Sector” – further to that stated in the recitals to this Agreement, it is hereby clarified that the Cellular Sector includes all of the activities of Suny Telecom and of Dyn Dynamic, but does not include the activities of Suny Electronics itself and/or through its subsidiary, Suny Com Ltd., in the internet sector, in the cellular content sector and in the real-estate sector.

		1.3.5	“The Determinant Date” – September 30, 2008.

1.3.6

“The Assets Being Transferred” – all assets and rights, of every class and category, both tangible and intangible, in the Cellular Sector that are owned by the Subsidiaries, as specified in the nonconsolidated financial statements of each of the Subsidiaries as on June 30, 2008, including the fixed assets, movable assets, know-how, goodwill, the Agreements Being Transferred, the inventory (including the inventory of raw materials, packagings, inventory in progress and finished goods inventory), the backlog of orders (both to suppliers and from customers), in Israel and abroad, the balance of trade receivables and other receivables, all as specified in Appendix 1.3.5 to this Agreement. To dispel any doubt, it is hereby clarified that the following assets, which are specified in the nonconsolidated financial statements of each of the Subsidiaries as on June 30, 2008, are not included within the scope of the Assets Being Transferred:

	(i)	all shares of Suny Electronics owned by Suny Telecom;

	(ii)	cash, cash equivalents, and other financial assets – cash, monetary deposits, and securities;

	(iii)	intercompany balances of Suny Group;

	(iv)	tax balances – deferred taxes, balances of tax and V.A.T. receivables and surplus advances.

1.3.7

“The Liabilities Being Transferred” – all of the liabilities of the Subsidiaries in the Cellular Sector that are specified in the nonconsolidated financial statements of each of the Subsidiaries as on June 30, 2008, including liabilities deriving from or involving the Agreements Being Transferred, all as specified in Appendix 1.3.6 to this Agreement. To dispel any doubt, it is hereby clarified that the following liabilities, which are specified in the nonconsolidated financial statements of each of the Subsidiaries as on June 30, 2008, are not included within the scope of the Liabilities Being Transferred:

	(i)	debts of the Subsidiaries to Bank Leumi Le-Israel Ltd. in respect of credit provided to them in accordance with agreements dated June 29, 2008;

	(ii)	short-term credit, on-call (short-term) loans and long-term loans;

	(iii)	intercompany balances of Suny Group;

(iv)

deferred taxes, V.A.T. balances payable, provisions to institutions, including income tax and national insurance for employees for the period up until the Execution Date, and, if the Execution Date occurs during the fourth quarter of 2008, for the period up until the Determinant Date;

“Items Being Transferred” – Assets Being Transferred and/or Liabilities Being Transferred.

1.3.8	“Business Day” – Sundays through Thursdays, when the banks in Israel are open for business.

1.3.9

“The Index” as on a particular date – the Consumer Price Index (including fruits and vegetables) published by the Central Bureau of Statistics that is known on any particular date, and including that same index even if published by any other official body or institution and/or any official index that shall replace it.

1.3.10

“The Operations” – the entire spectrum of activities of Suny Group in the Cellular Sector through the Subsidiaries on the Execution Date, and, if the Execution Date occurs during the fourth quarter of 2008, on the Determinant Date, including all of the Agreements Being Transferred and all rights to the trade names and trademarks, including the right to use the names “Suny Telecom,” “Dynamica Cellular” and “Dyn Dynamic” (to the extent that Suny Group has rights to the names), whether or not they are registered; to dispel any doubt, it is hereby clarified that the activities of Suny Group in the internet sector and in the cellular content sector do not constitute a part of the Operations.

1.3.11	“The Signing Date” and “Concurrent with the Signing” – on the signing date and concurrent with the signing of this Agreement.

1.3.12	“The Interim Period” – the period as of the Signing Date of this Agreement up until the Execution Date.

1.3.13

“The Execution Date” – date to be determined by the parties by consent and occurring no later than five Business Days after the date on which the last of the Suspending Conditions has been fulfilled, provided that it shall not occur after the Deadline as specified below in clause 6.4.

1.3.14	“Third Party” – any party that is not one of the parties to this Agreement.

1.3.15	“Interested Party,” “Control” and “Holding” – as these terms are defined in section 1 of the Companies Act, 5759 – 1999 (“the Companies Act”).

1.3.16	“ Cellcom” –Cellcom Israel Ltd.

1.3.17	“The Cellular Operators” – Cellcom, Partner Communications Ltd. (“Partner”) and Pelephone Communications Ltd. (“Pelephone”).

1.3.18	“Samsung” – Samsung Electronics Co. Ltd., an international company registered in South Korea, and every related corporation thereto.

1.3.19	“The Arbitrator” – whoever shall be appointed as an arbitrator pursuant to clause 14.2.1 below.

1.3.20

“Principal Agreements” – the agreements between Suny Group and Samsung, and the agreements, both written and oral, including arrangements in practice between Suny Group and the Cellular Operators, all as specified in Appendix 1.3.20 to this Agreement.

1.3.21	“The Expert” – the Arbitrator himself, or an expert to be appointed by the Arbitrator, who is to decide defined issues and whose decision shall be final and binding.

1.4	List of the appendices to this Agreement

Appendix 1.3.2	List of the agreements not being transferred.

Appendix 1.3.5	List of the Assets Being Transferred.

Appendix 1.3.6	List of the Liabilities Being Transferred.

Appendix 1.3.20	List of Principal Agreements.

Appendix 2.5	List of legal proceedings.

Appendix 2.8.5	List of fringe benefits being given to employees because of drivers.

Appendix 2.9.1	List of rights to trade marks and other intellectual property rights.

Appendix 5.3.2	Breakdown of the composition of the equity as on June 30, 2008 of each of the Subsidiaries.

Appendix 9.2	Wording of the affirmation that no material adverse change has occurred in the representations.

Appendix 9.9	Version of service and rental agreements between Scailex and Suny Electronics.

Appendix 11.4	Details of the mechanism for transfer of the payments collected by Dyn Dynamic.

Section B – The Representations of the Parties

2.	DECLARATIONS AND COVENANTS OF SUNY GROUP

Suny Group, and each of its units, jointly and severally, do hereby declare and covenant vis-à-vis Scailex that all that stated hereunder is correct on the Signing Date of this Agreement, and shall also be correct until the Execution Date:

	2.1	Incorporation and competency

Suny Telecom and Dyn Dynamic are companies duly incorporated in Israel; their registration is fully valid and the Registrar of Companies is not conducting any proceedings to strike them off; to the best of their knowledge, since the date of their incorporation, no winding-up or receivership proceedings have been instituted, no application for such winding-up or receivership has been filed, no notice or warning of an intention to open such proceedings has been received, and they are unaware of any circumstance the might cause such proceedings to be instituted.

	2.2	Ownership and control of Suny Group

Dyn Dynamic and Suny Telecom are private companies wholly held by Suny Electronics. Suny Electronics is a public company whose shares are traded on the Tel-Aviv Stock Exchange Ltd., and whose controlling shareholder is Mr. Ilan Ben Dov (directly or through companies held by him).

	2.3	Engagement in this Agreement and execution thereof

Subject to the fulfillment of the Suspending Conditions specified below in clause 6 of this Agreement, there is no prevention or factual, legal or other restriction, originating from or pertaining to Suny Group or its shareholders, applicable to its engagement in this Agreement and to the fulfillment of its covenants pursuant thereto.

	2.4	Disclosure documents

The periodic report of Suny Electronics for the year ended December 31, 2007, which was published on March 25, 2008 (“the Disclosure Documents”) includes all material information necessary for a reasonable investor that is purchasing the Items Being Transferred, and does not include any information misleading such an investor.

2.5	Legal proceedings

Apart from legal proceedings described in Appendix 2.5 to this Agreement, there is no legal proceeding or arbitration proceeding being conducted against the Subsidiaries and/or any thereof, or written threat concerning such a proceeding, which might result in the Subsidiaries and/or any thereof becoming liable to pay a sum that could have a material adverse impact on the financial position of any of the Subsidiaries and/or the state of its businesses, and no judgment has been issued against any of the Subsidiaries that has not been fulfilled in its entirety.

2.6	Principal Agreements

.

To the best of Suny Group’s knowledge, all of the Principal Agreements are in effect; they have not been materially breached by Suny Group or by the other party thereto in a manner conferring to the other party a right to compensation at a material sum or a right to terminate them, with the passage of time and/or by notice, and whereby the termination thereof or a payment of compensation due to such breach is liable to have a material adverse impact on the Operations of the Subsidiaries.

2.7	Financial statements

The audited financial statements of Dyn Dynamic and Suny Telecom as on December 31, 2007 and the reviewed financial statements of Dyn Dynamic and Suny Telecom as on June 30, 2008 (“the Financial Statements”), which were furnished to Scailex, have been prepared in accordance with Section D. of the Securities Regulations (Preparation of Periodic and Immediate Reports), 5730 – 1970, and in conformance with the International Accounting Standard IAS 34, and they present fairly, in all material respects, the financial positions and the results of operations of the companies and the cash flows of each of the companies that are subjects of the Financial Statements, in accordance with generally accepted accounting principles, which were applied consistently (except subject to the transition to the principles of the IFRS), for the period in respect whereof they were prepared and up until the date they were prepared. Save as specified in the Financial Statements, the Subsidiaries do not have additional material liabilities, save those created since, and during their ordinary course of business. Since the publication date of the Financial Statements, no event transpired that materially and adversely changes the financial position, the state of the assets, liabilities and/or the results of operations of any of the Subsidiaries, save as specified in the Disclosure Documents.

2.8	Employees

2.8.1

Suny Group shall forward a complete list of all employees of the Subsidiaries in the Cellular Sector (“the Employees of the Sector”) to Scailex by the Execution Date, as well as an itemization of all sums paid to them or allocated in their favor, including in respect of severance pay, vacation pay, national insurance, provision for pension, as well as an itemization of any additional sum to which the Employees of the Sector are entitled pursuant to the written employment agreements (if any) between them and the Subsidiaries and/or to the best of Suny Group’s knowledge, to which they are entitled by law, and, inter alia, due to the termination of the working relations between them and the Subsidiaries, if the relations were to end on the Execution Date, and, if the Execution Date occurs during the fourth quarter of 2008, if the relations were to end on the Determinant Date, save in respect of the redemption of advance notice.

2.8.2

All sums that must be reserved in conformance with the generally accepted accounting principles (IFRS) have been set aside in a central compensation fund and/or in the pension funds/directors’ insurance policies, which are managed under the names of the Employees of the Sector (“the Pension and Compensation Funds”), and/or allocations were made in the books of the Subsidiaries and Suny Electronics, according to an actuary’s report, which was prepared for Suny Group by an external actuary, all in respect of sums that the Subsidiaries are obligated to reserve up until June 30, 2008 in respect of the termination of employer-employee relations (i.e., severance pay).

	2.8.3	All compulsory taxes that the Subsidiaries are obligated to pay in respect of the employment of the Employees of the Sector, including income tax and national insurance, have been paid in full.

	2.8.4	There is no representative labor committee in the Subsidiaries; however, certain collective agreements apply to the employees by virtue of general expansion orders.

2.8.5

Appendix 2.8.5 to this Agreement contains a list of material fringe benefits that are given to the Employees of the Sector beyond their rights by law, including because of drivers. Suny Group declares that the aforesaid fringe benefits have no material monetary impact on Suny Group.

	2.8.6	There are no labor disputes, strikes, threats to strike, slow-downs or work disruptions and/or threats in relation thereto between the Subsidiaries and the Employees of the Sector.

2.9	Intellectual property

2.9.1

The Subsidiaries have rights in the trade marks and other intellectual property rights, as specified in Appendix 2.9.1 to this Agreement (“Intellectual Property Rights”). All of the Intellectual Property Rights are free and clear of any debt, attachment, lien and/or any other third-party right, except solely the liens as specified in Appendix 2.9.1, and the Subsidiaries and/or Suny Electronics have not undertaken to create any lien on the Intellectual Property Rights.

Except for the Intellectual Property Rights described in Appendix 2.9.1, the Subsidiaries do not have any additional or other Intellectual Property Rights.

2.9.2

Suny Group did not grant a right of use of the Intellectual Property Rights to any person and/or other body, and it is not liable for any payment, including license fees or royalties, to third parties in respect of use of the Intellectual Property Rights, and there is no contractual or other restriction of such use that is material to Suny Group.

To the best of Suny Group’s knowledge, the Subsidiaries and/or any thereof are not in a breach of any third-party intellectual property rights, including patents.

Without derogating from that stated, to the best of Suny Group’s knowledge, the use of the names “Suny Telecom” and/or “Dyn Dynamic” and/or “Dynamica Cellular” does not constitute a breach of any third-party right.

2.10	Accuracy of the representations

	2.10.1	The representations included in this Agreement, as well as all of the information given therein by Suny Group are correct and complete.

	2.10.2	Suny Group is aware that Scailex is engaging with it in this Agreement while fully relying on the representations included in this Agreement.

3.	DECLARATIONS AND COVENANTS OF SCAILEX

Scailex hereby declares and covenants vis-à-vis Suny Group that all that stated hereunder is correct on the Signing Date of this Agreement, and shall also be correct until the Execution Date:

	3.1	Scailex is capable of providing all of the funds necessary in order to perform its obligations pursuant to this Agreement and on time.

3.2

Scailex’s engagement in this Agreement and the execution thereof do not contravene the law or any agreement to which it is a party and/or do not contravene its incorporation documents, and, apart from approval of the execution of the transaction by its competent organs as specified below in clause 6.1.2, there is no restriction, ban, preclusion or demand for approval or authorization, whether in an agreement or in any other manner, imposed on the engagement pursuant to this Agreement; this Agreement and the execution thereof were duly signed by those authorized to obligate Scailex by their signatures.

3.3

Scailex has conducted, including through professional consultants, due diligence and other examinations; its representatives have met with senior employees of Suny Group, and Scailex has received all information and documents that it required and were furnished by Suny Group.

3.4

Without derogating from all that stated above, subject to the accuracy of the representations specified above in clause 2, and without derogating from Scailex’s rights, which were expressly granted to it pursuant to this Agreement, Scailex hereby waives any allegation of incompatibility concerning the transaction that is the subject of this Agreement, including in relation to the economic and/or other merits of the transaction that is the subject of this Agreement and/or concerning the condition of the tangible assets included within the scope of the Assets Being Transferred and/or the Liabilities Being Transferred, and Scailex is accepting their physical condition as is, including the quality, character and age of the inventory items being transferred and the fixed assets being transferred.

	3.5	Scailex is aware that Suny Group is engaging with it in this Agreement while fully relying on its representations and covenants included in this Agreement.

Section C – The Transaction and the Consideration

4.	THE TRANSACTION

Subject to the provisions of this Agreement, on the Execution Date, the Subsidiaries and Suny Electronics shall sell to Scailex and Scailex shall purchase from the Subsidiaries and from Suny Electronics the Operations and all of the Items Being Transferred, being free and clear of any lien, attachment and/or other third-party right, with the exception of those obligations, which, by the very nature of those Items Being Transferred, such as the liability to supply goods in accordance with a customer order, or to pay sums to suppliers, authorities, lessors, employees, service-providers and others during the ordinary course of business that shall mature subsequent to the Execution Date (and if the Execution Date occurs during the fourth quarter of 2008, that shall mature subsequent to the Determinant Date).

5.	THE CONSIDERATION AND THE EFFECT OF THE EQUITY ON THE CONSIDERATION

	5.1	The Consideration

In consideration for the Operations and for the Items Being Transferred, Scailex shall pay ILS 255,809,000 (“the Consideration”) to Suny Group on the Execution Date. The sum of the Consideration reflects the agreement between the parties in relation to the price to be paid for the Operations and for the Items Being Transferred correct to June 30, 2008. Out of the aforesaid total Consideration, the sum of ILS 90,144,000 (constituting the Equity as on June 30, 2008, as defined below) is for the Items Being Transferred, and this sum is subject to adjustments, as specified below in clause 5.3.5.

	5.2	Distribution of the Consideration among the units of Suny Group

The Consideration is being paid to the units of Suny Group as follows:

		5.2.1	to Suny Telecom – a total of ILS 186,468,000;

		5.2.2	to Dyn Dynamic – a total of ILS 69,341,000.

	5.3	Calculation of the Equity for the purpose of making adjustments

5.3.1

“The Equity” in this Agreement means – total Assets Being Transferred less total Liabilities Being Transferred, as derived from the balance sheet of each of the Subsidiaries on a particular date, which is to be prepared by the Subsidiaries in conformance with the accounting principles under which the Financial Statements were prepared, and which shall be confirmed by the accountant of the Subsidiaries.

5.3.2

“The Equity as on June 30, 2008” means – the total Equity on June 30, 2008, which is a total of ILS 90,144,000. A breakdown of the composition of the Equity as on June 30, 2008 of each of the Subsidiaries is attached as Appendix 5.3.2 and constitutes an example for the calculation of the Equity Being Transferred.

5.3.3

“The Equity Being Transferred” means – the total Equity being transferred on the Execution Date, as shall be calculated in accordance with the provision specified above in clause 5.3.1 and in Appendix 5.3.2. Notwithstanding that stated above, if the Execution Date occurs during the fourth quarter of 2008, the total Equity Being Transferred shall be calculated according to its value on the Determinant Date. To dispel any doubt, the calculation of the Equity Being Transferred, as it relates to liabilities in respect of termination of employer-employee relations (i.e., severance pay), shall refer to an actuarial report as on the Execution Date, and, should it occur during the fourth quarter of 2008, shall refer to an actuarial report as on the Determinant Date, which shall update the actuarial report as on June 30, 2008, as specified above in clause 2.8.2.

“Stocktaking” – the data on the stocktaking, the balances of trade and other receivables and all other current assets and fixed asset items that are included in the Items Being Transferred, as well as the balances of the outstanding debts to suppliers and various creditors, and all other liabilities included in the Items Being Transferred, all being correct to the Execution Date, and, if the Execution Date occurs during the fourth quarter of 2008, correct to the Determinant Date.

5.3.4	Verification of the Stocktaking and the Equity Being Transferred

5.3.4.1

Within 45 days of the Execution Date, Suny Group covenants to issue the Stocktaking data and all documents and information to Scailex that Scailex shall require for the purpose of verifying the Stocktaking and for calculating the Equity Being Transferred.

5.3.4.2

Within a period of 30 days of the date of receipt of the documents and information as stated, provided that Scailex has received all of the required information and documents, Scailex shall notify Suny Group in writing of its objections pertaining to the Stocktaking and the calculation of the Equity Being Transferred, including the assessments used as a basis for them, or that it is accepting the Stocktaking and the calculation of the Equity Being Transferred as received from Suny Group.

5.3.4.3

Suny Group must notify Scailex in writing within 15 days of the date of receipt of the aforesaid objections, whether the objections or a portion thereof are unacceptable to it or that it is accepting the objections.

	5.3.4.4	If Suny Group notifies that it is not accepting the objections or a portion thereof, the disagreement shall be referred for resolution by the Arbitrator indicated below in clause 14.2.1.

5.3.4.5

The data on the Stocktaking and the Equity Being Transferred that shall be determined by consent between the parties as stated above, or according to the decision of the Arbitrator (“the Agreed Data”) shall be used for the purpose of adjusting the Consideration subsequent to the Execution Date, as specified below in clause 5.3.10.

5.3.5	Adjustment of the Consideration subsequent to the Execution Date

Should it become clear according to the Agreed Data that –

5.3.5.1

the total Equity Being Transferred is less than the total Equity as on June 30, 2008 by more than ILS 100,000 – the Consideration shall be reduced (from the first shekel) by the difference between: (1) the total Equity Being Transferred; and (2) the total Equity on June 30, 2008. Suny Group shall pay the said difference to Scailex within 14 days of the formulation of the Agreed Data.

5.3.5.2

the total Equity Being Transferred is greater than the total Equity as on June 30, 2008 by more than ILS 100,000 – the Consideration shall be increased (from the first shekel) by the difference between: (1) the total Equity as on June 30, 2008; and (2) the total Equity Being Transferred. Scailex shall pay the said difference to Suny Group within 14 days of the formulation of the Agreed Data.

Section D – The Interim Period and Execution of the Transaction

6.	SUSPENDING CONDITIONS

6.1

The execution of the transaction that is the subject of this Agreement is contingent upon the fulfillment of all of the following suspending conditions (“the Suspending Conditions”) by the Execution Date:

		6.1.1	no adverse change has occurred in relation to the representations given by Suny Group as stated above in clause 2;

		6.1.2	Scailex’s General Assembly has approved the company’s engagement in the Agreement, by the majority required by law for approval of transactions with a controlling shareholder;

		6.1.3	the Boards of Directors and General Assemblies of Suny Electronics, Dyn Dynamic and Suny Telecom have approved their engagement in the Agreement;

		6.1.4	the written consents of the other parties to the Principal Agreements specified in Appendix 1.3.19 to the assignment of the agreements between them and Suny Group to Scailex have been received;

6.1.5

the written consents of Bank Leumi Le-Israel Ltd. and of Mizrahi Tefahot Bank Ltd. to the execution of the transaction that is the subject of this Agreement have been received, and all liens imposed on the Items Being Transferred have been removed, inclusive of a fixed lien of Bank Leumi Le-Israel Ltd. on the goodwill of Dyn Dynamic and of Suny Telecom, and inclusive of a floating lien on the enterprise and on all other assets of Dyn Dynamic and Suny Telecom;

		6.1.6	the transaction that is the subject of this Agreement has been approved by the Antitrust Commissioner (“the Commissioner”), if and to the extent required.

6.2

The parties covenant that, immediately after signing this Agreement, they shall cooperate and exert their best efforts to fulfill the Suspending Conditions as soon as possible and to report one to another about the progress in handling the Suspending Conditions under their care, about any material difficulty that might arise in relation thereto and about the fulfillment thereof; however, it is agreed that the nonfulfillment of any Suspending Condition shall not be deemed a breach of a covenant of any of the parties pursuant to this Agreement.

6.3

If any approval or consent contained in the Suspending Conditions shall be made contingent upon new material conditions compared to the existing situation on the Signing Date of this Agreement, inclusive of the existing third-party consents, permits, licenses and approvals of Suny Group (“the Stipulations”), the party that views itself as materially prejudiced by the existence of the Stipulation may object to it, while the other party has the right to request the decision of the Arbitrator regarding the question of whether the new conditions suffice to constitute material prejudice to the party viewing itself as prejudiced as stated. To the extent that any party shall object to a Stipulation, after the attempts to eliminate it have failed, and if no other decision shall be given by the Arbitrator at the other party’s request, this shall be considered as if no approval was given at all, and, in any case, the Suspending Condition was not fulfilled.

6.4

If, within ninety (90) days of the Signing Date or other date to be agreed upon in writing between the parties (“the Deadline”), all of the Suspending Conditions specified above in clause 6.1 have not been fulfilled, this Agreement shall automatically be rescinded, and none of the parties to this Agreement shall have any allegation and/or claim and/or demand against the other party to this Agreement due to such rescission.

7.	THE INTERIM PERIOD

During the Interim Period, between the Signing Date and the Execution Date, the following provisions shall apply:

	7.1	Notice of a material event / material fault in a representation

Suny Group shall issue written notice to Scailex as soon as possible after the occurrence of any event or action other than during the ordinary course of business that is likely to cause any of the representations specified above in clause 2 to be incorrect in any material adverse aspect.

	7.2	Receipt of approvals and consents

The parties shall exert their best efforts in order to obtain the approvals and consents (to the extent required) to the execution of this Agreement, and shall continue to do so even after the Execution Date, to the extent necessary.

7.3	Stocktaking

.

The representatives of the parties, with the participation of their accountants, shall perform a Stocktaking of the Assets Being Transferred, including the inventory, and verification of the fixed assets using Form 11 and the other corporate documents, with the aim of completing the inventory count by the Execution Date.

7.4	Management during the ordinary course of business

The Subsidiaries shall continue to operate under their ordinary courses of business prior to the signing of this Agreement and shall not carry out any action that is liable to thwart or materially impede the execution of this Agreement or have a material adverse impact on the Items Being Transferred, and, without derogating from the general purport of that stated, the Subsidiaries shall not make any of the decisions and shall not execute any of the actions specified below without coordinating them in advance with Scailex:

	7.4.1	any engagement or material action other than during the ordinary course of business;

7.4.2

any pledge or granting of license or right of use of any material asset out of the Assets Being Transferred, and, without derogating from that stated, material assets and rights referred to above in clause 2, with the exception of the sale of current assets and/or transactions during the ordinary course of business and/or the pledge of an asset in favor of the party that financed the purchase thereof;

	7.4.3	material amendment to the Principal Agreements;

	7.4.4	the Equity Being Transferred shall not diminish below ILS 60,000,000, without Scailex’s consent.

7.5	Observer

Scailex shall be allowed to appoint an observer on its behalf, who shall be present during all management meetings of the Subsidiaries during which the Items Being Transferred shall be deliberated and decided, as well as the matter of documents of Suny Group, including its internal reports, concerning the Items Being Transferred.

7.6	Insurance policies

Suny Group covenants to continue to maintain all of the existing insurance policies relating to the Assets Being Transferred and to pay all of the premiums in respect of these policies, on time and in accordance with their conditions up until the Execution Date.

To the extent that Suny Group has paid premiums in respect of the aforesaid policies for a period after the Execution Date or after the Determinant Date (if the Execution Date occurs during the fourth quarter of 2008), Scailex shall refund to Suny Group, on the Execution Date, the sums of the premiums that Suny Group paid in respect of the period subsequent to the Execution Date or the Determinant Date, as the case may be.

8.	EMPLOYEES

	8.1	Transfer with continuity of rights

“Transferring Employees” means – Employees of the Sector, whose identities shall be agreed upon by the parties in an accompanying letter, and who shall agree in writing, in accordance with the letter of transfer to be agreed upon between the parties, to transfer to Scailex, whether with full continuity of rights or under another written arrangement.

The objective of the parties is that the continuity of employment and rights of all of the Transferring Employees shall be maintained, and that, as of the Execution Date or as of the Determinant Date (if the Execution Date occurs during the fourth quarter of 2008), the employer-employee relations between the Transferring Employees and Suny Group shall terminate and the employer-employee relations between the Transferring Employees and Scailex shall commence. It is hereby clarified that, as of the Execution Date or as of the Determinant Date (if the Execution Date occurs during the fourth quarter of 2008), Scailex shall be solely obligated and responsible vis-à-vis the Transferring Employees for all of the Transferring Employees’ rights since the first day of the Transferring Employees’ employment in Suny Group.

8.2

Immediately after the Signing Date, Suny Group shall make preparations to present to the Employees of the Sector the main points of the transaction that are relevant to them, and shall take action in order to arrive, to the extent possible and reasonable, at an arrangement with each of them, both in relation to the period up until the Execution Date or up until the Determinant Date (if the Execution Date occurs during the fourth quarter of 2008), and thereafter, in accordance with the principles specified below.

8.3

Suny Group shall assume and shall pay to all of the Transferring Employees, or in respect of the Transferring Employees to the pension and compensation funds and to the authorities, the wages and all other associated current payments that it is obligated to pay by law in respect of the period up until the Execution Date or up until the Determinant Date (if the Execution Date occurs during the fourth quarter of 2008) (“the Current Payments”), and as of the Execution Date or as of the Determinant Date (if the Execution Date occurs during the fourth quarter of 2008), and thereafter, the said Current Payments shall apply to Scailex.

8.4

Suny Group shall transfer to Scailex all of its rights as on the Execution Date or as on the Determinant Date (if the Execution Date occurs during the fourth quarter of 2008) in the pension funds, directors’ insurance policies, compensation funds, supplementary studies funds and every similar fund in respect of the Transferring Employees (“the Sums in the Funds”).

8.5

Suny Group shall perform a calculation as on the Execution Date or as on the Determinant Date (if the Execution Date occurs during the fourth quarter of 2008), (“the Calculation”) of all of the sums that would have been due to each Transferring Employee, as if he/she would have been dismissed on the Execution Date or on the Determinant Date (if the Execution Date occurs during the fourth quarter of 2008). This Calculation shall include the sums in respect of redemption of vacation time and convalescence pay, as well as payment in respect of severance pay (which shall be determined in accordance with an actuarial report to be prepared in accordance with the provisions of clause 5.3.2 above), and shall deduct all of the Current Payments and the Sums in the Funds that shall exist. The Calculation shall not include payments in respect of redemption of advance notice. It is hereby agreed that the Calculation shall be checked and approved by the accountants of the parties and it shall be used for the purpose of adjusting the Consideration, in respect of the Transferring Employees, in accordance with the provisions of the above clause 5.3.5.

8.6

It is hereby agreed that if and to the extent that, after the Execution Date, it shall be mutually agreed between Suny Group and Scailex to pay bonuses to Transferring Employees in respect of 2008, then Suny Group shall assume the payment of its proportionate share of the bonus, according to the ratio between the duration of the period between 1.1.2008 and the Execution Date (or the Determinant Date, if the Execution Date occurs during the fourth quarter of 2008) and the entire year of 2008. In any instance of such a payment, it shall be paid to the Transferring Employee by Scailex, and Suny Group shall reimburse Scailex for Suny Group’s share of the bonus, which shall be calculated according to that stated above.

Without derogating from that stated above, Suny Group shall be entitled, at its discretion, to pay a bonus in respect of 2008 to the Transferring Employees, at its own expense. Should Suny Group decide to pay a bonus as stated, it shall so notify Scailex, attaching a payment at the sum equivalent to the total sum of the bonus, and Scailex shall pay to the Transferring Employees included in Suny Group’s aforesaid notice the sums of the bonus specified by Suny Group in its notice.

9.	THE EXECUTION DATE

On the Execution Date, the parties shall perform the actions specified hereunder as a concerted action, and shall sign the delivery and execution protocol (“the Performance Protocol”). All of the actions specified hereunder in this clause shall be performed simultaneously as a single action, and they shall have no validity unless all of them are performed in their entirety.

	9.1	the documents verifying the fulfillment of the Suspending Conditions shall be delivered;

9.2

Suny Group shall deliver to Scailex a confirmation that no material adverse change has occurred in relation to the representations given in clause 2 above, according to the wording attached to this Agreement as Appendix 9.2;

	9.3	Scailex shall pay the sum of the Consideration to Suny Group in bank checks or by way of cash transfers to bank accounts as Suny Group shall instruct Scailex prior to the Execution Date;

9.4

Scailex shall pay the total of the premiums to Suny Group that Suny Group had paid, if any, in respect of the period subsequent to the Execution Date or subsequent to the Determinant Date (if the Execution Date occurs during the fourth quarter of 2008), as specified above in clause 7.6;

	9.5	the Stocktaking, as stated above in clause 7.3, shall be completed jointly.

	9.6	Suny Group shall deliver the possession of the tangible Assets Being Transferred and or [sic? Should be “and”] the right to possess the intangible Assets Being Transferred, to Scailex;

	9.7	Scailex shall assume all of the Liabilities Being Transferred;

9.8	the deeds of assignment for all of the Principal Agreements shall be accepted;

9.9

on the Execution Date, service and rental agreements shall be signed and become effective between Suny Electronics and Scailex, in the versions attached to this Agreement as Appendix 9.9 thereto. If the Execution Date occurs during the fourth quarter of 2008, the above-mentioned agreements shall become effective retroactively as of October 1, 2008. It is hereby clarified that the existing management and services agreements between Suny Electronics and the Subsidiaries shall not be assigned to Scailex;

9.10	Suny Group shall issue its written consent to the Registrar of Companies to change Scailex’s name or to found its subsidiaries under a name that includes the word “Suny” and/or “Dynamica;”

9.11	Suny Group shall complete all of the appendices to this Agreement (if not attached on the Signing Date);

9.12	Suny Group shall deliver the letters of transfer signed by every Transferring Employee.

10.	THE TRANSITION PERIOD AND FIDUCIARY RELATIONS

10.1

“The Transition Period” means – the period commencing on the Execution Date and ending with the formal or registered transfer of an Item Being Transferred. The Transition Period refers to every Item Being Transferred (which also includes, to dispel any doubt, Agreements Being Transferred), whose formal or registered transfer (“the Formal Transfer”) to Scailex by third parties, including authorities, was not completed by and on the Execution Date.

It is hereby emphasized that the parties shall try to perform the majority of the actions required in order to complete the Formal Transfer of all of the Items Being Transferred by the Execution Date, in order to minimize, to the extent possible, the activity and the fiduciary relations during the Transition Period, unless the parties shall agree that, due to commercial or other considerations, it would be preferable not to perform the Formal Transfer.

	10.2	During the Transition Period –

10.2.1

the parties shall submit applications to assign all of the trade marks specified in Appendix 2.9.1 to this Agreement from Suny Group to Scailex, and, for this purpose, Scailex shall be permitted, both during the Transition Period and thereafter, to make use of the power-of-attorney issued to it for this purpose by Suny Group, all at Scailex’s expense;

	10.2.2	the necessary actions shall be performed in order to complete the Formal Transfer of all of the Items Being Transferred, whose Formal Transfer was not completed by the Execution Date.

10.3

During the Transition Period, up until the Formal Transfer of all of the Items Being Transferred, if there is a need for confirmations and registrations under Scailex’s name, Suny Group shall act in a fiduciary capacity for Scailex in respect of the Items Being Transferred, at Scailex’s expense and under Scailex’s responsibility and pursuant to its instructions from time to time, so that, in respect of this activity during the Transition Period, all income shall be credited to Scailex and every expense shall be charged to Scailex; and, without derogating from the general purport of that stated above –

	10.3.1	All documents or copies thereof pertaining to performance of the fiduciary duties by Suny Group shall be issued to Scailex as soon as possible.

10.3.2

Procedures shall be instituted pertaining to actions or types of actions in respect whereof Suny Group must receive prior authorization from a representative of Scailex in order to perform them; however, it is clarified that, since the managerial staff of Suny Group in the Cellular Sector shall continue to manage the Operations, then, with the exception of material actions to be specified in the procedures, such approvals shall not be necessary.

10.3.3

Suny Group shall issue a monthly report in writing to Scailex of the actions it performed in its fiduciary capacity as stated, attaching a payment at the value of all of the payments collected by Suny Group for Scailex during the month that is the subject of the report.

10.3.4

Scailex shall make available to Suny Group all of the financing, guarantees and sureties, including to banks and suppliers, that shall be necessary for the purpose of financing the activity during the Transition Period.

10.3.5

If a demand or claim shall be lodged against Suny Group in respect of such activities subsequent to the Execution Date, Suny Group shall immediately report this to Scailex and shall receive Scailex’s instructions regarding the continued handling of the matter, all under the responsibility and at the expense of Scailex.

10.3.6

Suny Group shall collect debts for Scailex, and, for this purpose, shall even institute legal proceedings according to the instructions, under the responsibility and at the expense of Scailex and subject to the provisions specified below in clause 11.4. Without derogating from the general purport of that stated, Suny Group shall continue to collect for Scailex all payments payable by the customers of the Operations to Dyn Dynamic via credit cards in accordance with the service and maintenance contracts signed with them.

11.	SUPPLEMENTARY ARRANGEMENTS SUBSEQUENT TO THE EXECUTION DATE

11.1

To dispel any doubt, it is hereby clarified that, as of the Execution Date, Suny Group shall cease its activity in the sector of the Operations, and that all of the activity in this sector, including all product orders and the supply thereof, shall be carried out solely by Scailex or for Scailex in a fiduciary capacity as stated, and under the responsibility and at the expense of Scailex.

11.2

As of the Execution Date, Suny Group shall be prevented from making any commercial use whatsoever of the names “Suny Telecom” and “Dyn Dynamic,” except for the purpose of collecting debts and payments from debtors, and for the purpose of actions involving the various authorities or during legal proceedings, and any other action required from Suny Group for the purpose of maintaining the continuity of the business activity during the Transition Period and the fiduciary relations.

11.3

Suny shall begin issuing notices to those third parties, whose identities and the subjects to be specified in the notices shall be determined by mutual consent of the parties. To the extent necessary, the notices to those third parties shall include an invitation to sign agreements regarding the transfer of the Items Being Transferred, including the Agreements Being Transferred. In addition, applications to authorities and other parties shall be completed regarding transfers as stated, including in relation to the transfer of Suny Group’s rights as an employer in the pension and compensation funds (central compensation fund, as well as pension and compensation funds and directors’ insurance policies pertaining to the Transferring Employees), and in such manner that, as of the Execution Date and thereafter, and if the Execution Date occurs during the fourth quarter of 2008, as of the Determinant Date and thereafter, Scailex shall subrogate Suny Group for all intents and purposes in relation to the Agreements Being Transferred.

11.4	Assistance in legal proceedings

Suny Group covenants to take reasonable measures in order to assist Scailex in relation to all matters pertaining to legal proceedings whose cause arose subsequent to the Execution Date or subsequent to the Determinant Date (if the Execution Date occurs during the fourth quarter of 2008), and Scailex covenants to take reasonable measures in order to assist Suny Group in relation to all matters pertaining to legal proceedings whose cause arose prior to the Execution Date or prior to the Determinant Date (if the Execution Date occurs during the fourth quarter of 2008). In this context, “assistance” means the provision of required information and documents as well as testimony during legal proceedings.

11.5

During a period of sixty months after the Execution Date (subject to a termination notice of 180 days), the Suny Group shall continue to collect for Scailex all of the payments payable to Dyn Dynamic by customers of the sector of the Operations in accordance with service and maintenance contracts signed and/or to be signed with them up until the Execution Date, including payments payable via credit cards.

In consideration for the aforesaid collection management services, Scailex shall pay a sum to Suny Group equal to 4% of all sums to be collected as stated by Suny Group (“Management Fee to Dynamic”). The Management Fee to Dynamic shall be paid by deducting the sum equivalent to the Management Fee to Dynamic from all of the sums to be collected by Suny Group, in accordance with the provisions specified above in this clause, and transferred by it to Scailex.

It is further agreed that during a period of twelve months after the Execution Date (subject to a termination notice of seven days), Suny Group shall continue to perform for Scailex the importing of the cellular telephones and all other products required by the Operations.

In consideration for the importing services as stated, Scailex shall pay a handling and management fee to Suny Group at the sum equal to the cost of the services to Suny Group plus 1%.

It is hereby agreed that the provisions of the above clause 10.3 prescribing procedures for the performance of certain actions during the Transition Period shall also apply, mutatis mutandis, to the actions that shall be performed in accordance with this clause 11.5 above.

12.	LIABILITY, INDEMNIFICATION AND REMEDIES

12.1

Suny Group covenants to indemnify Scailex at the extent of any damage and reasonable expense (including lawyer’s fees), that might be caused to Scailex (“the Damage”) due to one of the following instances:

		12.1.1	if any one of Suny Group’s representations specified above in clause 2 (inclusive of appendices thereto) is inaccurate or misleading;

12.1.2

if a peremptory ruling is issued against Scailex in a third-party lawsuit, whose cause is an act or omission by Suny Group prior to the Execution Date or prior to the Determinant Date (if the Execution Date occurs during the fourth quarter of 2008);

		12.1.3	if Suny Group breaches the duty of confidentiality and/or the duty of noncompetition, pursuant to that stated below in clause 13.

	12.2	Suny Group’s liability for indemnification shall apply solely in relation to Damages cumulatively meeting the following criteria:

12.2.1

(i) total Damages exceeds an aggregate total of ILS 500,000, plus indexation differentials from the Signing Date up until the damage-calculation date, and, if the aggregate total exceeds the said sum, the liability to indemnify shall apply from the first shekel; and (ii) total Damages is less than ILS 75 million, plus indexation differentials as stated above;

12.2.2

damages in respect whereof Scailex is not indemnified and/or compensated by insurers, including pursuant to a product liability policy, and/or by any other third party, and for this purpose, Scailex shall exert maximum efforts to receive compensation and indemnification as stated above.

12.2.3

damages in respect whereof Scailex issued written notice to Suny Group up to 36 months after the Execution Date (“Indemnification Notice” and “Notice Period” respectively) demanding indemnification, specifying the facts and allegations constituting the grounds for the demand for indemnification, the Damage and the total indemnification demanded.

Notwithstanding that stated above –

12.2.3.1

the Notice Period in relation to causes pertaining to ownership or other proprietary rights specified in the representations in clause 2 (inclusive of appendices thereto) about the Assets Being Transferred shall have no time limit;

12.2.3.2

in relation to the legal proceedings as specified above in clause 12.1.2, Scailex shall be entitled to deliver an Indemnification Notice during the Notice Period even if the proceedings against it have not yet ended.

12.2.4

Without derogating from the time limit for delivering demands for indemnification as stated above in clause 12.2.3, in any instance whereby Scailex shall learn of circumstances or facts that are likely to cause Damages and confer it a right to indemnification, it shall be incumbent upon Scailex to deliver written notice thereof to Suny Group as soon as possible and no later than seven days after it learned of such circumstances or facts.

12.2.5

Shortly after the date on which Scailex receives a demand and/or claim as stated from any third party, Scailex shall so notify Suny Group, and enable it to assume the full defense and handling of such demand and/or claim on behalf of Scailex, either Suny Group itself and/or through any party on its behalf and at Suny Group’s own expense, provided that Suny Group also affirms its complete liability in this regard. If, within 14 days of the date of receipt of Scailex’s notification as stated, Suny Group does not notify that it is assuming the defense as stated, Scailex shall be allowed to defend itself and/or to arrive at a compromise settlement in relation to any such demand and/or claim at its discretion.

12.3

Scailex declares that the obligation to indemnify as stated in this clause 12 is the sole right and remedy conferred upon it in respect of breach of Suny Group’s representations and/or declarations in this Agreement, save for instances of fraud or mala fides.

12.4

Scailex covenants to indemnify Suny Group at the extent of any Damage (as this term is defined above) to Suny Group, due to a peremptory ruling in any third-party lawsuit against Suny Group, whose cause is an act or omission by Scailex subsequent to the Execution Date or subsequent to the Determinant Date (if the Execution Date occurs during the fourth quarter of 2008).

The provisions of clause 12 above, including the sums stipulated therein, shall also apply conversely to this clause 12.4, mutatis mutandis as the case may be.

13.	CONFIDENTIALITY AND NONCOMPETITION

	13.1	Confidentiality

13.1.1

Suny Group covenants not to disclose, show or transmit to any person or body, any of Suny Group’s trade and/or other secrets that were transferred to Scailex within the scope of the acquisition of the Operations that are the subject of this Agreement, or any information pertaining directly or indirectly to Suny Group’s property, businesses, affairs, customers, suppliers in the sector of the Operations, including, but without derogating from the general purport of that stated above, research and development topics, manufacturing methodologies, processes, prices, calculations, engagement terms with customers and suppliers, blueprints, documents and secrets (“the Confidential Information”).

However, to dispel any doubt, it is hereby clarified that that stated above does not apply to items not being transferred and/or to matters that Suny Group must arrange in respect of its activities up until the Execution Date.

		13.1.2	The covenants stated above in clause 13.1.1 have no time limit; however, they shall not apply or shall cease to apply in relation to confidential information:

			13.1.2.1	that is part of the public domain, or became part of the public domain other than as a result of an act or omission of the party seeking to protect it under the provisions of this subclause;

13.1.2.2

that a party shall be obligated to disclose by law and pursuant to a demand from a competent authority; however, in such instance, the party obligated to disclose Confidential Information as stated must notify the other party of this intention and enable the other party, to the extent that this will be viable under the circumstances, to take measures to prevent disclosure of such Confidential Information. A party intending to disclose Confidential Information as stated to any authority must cooperate with the other party in the measures it shall institute, if any, in order to prevent disclosure of information as stated.

13.1.2.3

that a party shall disclose to its shareholders, to its members or to corporations controlling it within the scope of a report about that party’s activity to its related corporations or in order to reach a decision in the context of the other party, concerning its activity or its businesses; and, in such instance, the party intending to disclose information as stated shall take reasonable measures, under the circumstances, so that no use shall be made of the information to be disclosed and so that the recipients of the information shall safeguard the confidentiality of the information;

13.1.2.4	that banks with whom that party works or shall work shall ask to receive;

13.1.2.5

that a party shall deem fit to disclose to its consultants within the scope of the counseling that it receives or shall receive from that consultant or consultants, provided that the consultant shall sign a covenant of confidentiality and non-use in a customary version to be decided by the other party, and shall deliver the signed copy of the aforesaid covenant to the other party, save if the consultant is obligated to maintain confidentiality by law;

13.1.2.6	that, by law or pursuant to generally accepted accounting principles, is customarily included in the financial statements of that party or of one of its related corporations;

13.1.2.7

that is customary and accepted to disclose to an investor considering to purchase shares from that party, provided that such an investor is not a competitor, supplier or customer of one of the parties, and under the further condition that such an investor shall sign a covenant of confidentiality and non-use in a version to be decided by the other party, and shall deliver it to the other party.

13.2	Noncompetition

Suny Electronics, Suny Telecom and Dyn Dynamic hereby covenant not to compete against Scailex, directly or indirectly, including through their employees and/or officeholders and/or controlling shareholders therein, in the sector of the Operations. The covenants of the parties shall be in effect for four years after the Execution Date of this Agreement.

13.3

Each of the units of Suny Group hereby declares and affirms that its covenants of confidentiality and noncompetition pursuant to this Agreement are fair, proportional and reasonable, in light of the Consideration it received within the scope of this Agreement, and that they are intended primarily to protect the secrets of Suny Group and its Confidential Information, which were purchased by Scailex, and which constitute a material portion of the commercial and business advantages in which capital as stated has been invested.

Section F – Miscellaneous Provisions

14.	APPLICABLE LAW, JURISDICTION AND ARBITRATION

	14.1	Law and jurisdiction

Israeli law shall solely apply to this Agreement and to any dispute that might arise in relation to this Agreement.

The sole jurisdiction in relation to any matter pertaining to this Agreement is vested solely to the Tel-Aviv District Courts.

	14.2	Arbitration

14.2.1

The parties shall exert their best efforts to resolve disagreements or disputes that might arise between them in relation to this Agreement or in relation to the execution thereof or the interpretation thereof or a breach thereof by mutual consent and amicably, as well as every matter and affair pertaining thereto or deriving therefrom. Disagreements and disputes that the parties do not succeed in resolving in such manner shall be referred for arbitration by Advocate Robby Bachar; if he shall be unable or shall not wish to serve in this capacity, Advocate Giora Ardinest shall serve in this capacity; if he shall be unable or shall not wish to serve in this capacity, the identity of the Arbitrator shall be decided by the District Court (“the Arbitrator”). The provisions of this clause are tantamount to an arbitration agreement between the parties, and the provisions of the Arbitration Act, 5728 – 1968, shall apply to the Arbitrator and to the arbitration.

14.2.2

The Arbitrator shall not be subject to the provisions of Israeli substantive law, and shall not be subject to the rules of procedure and evidence. The Arbitrator shall be obligated to explain the reasoning behind his arbitraments and decisions. The Arbitrator shall be permitted to issue temporary remedies.

		14.2.3	The Arbitrator shall be allowed to appoint an expert, who shall decide defined issues, and his decision shall be final and binding and shall not be subject to arbitration proceedings.

		14.2.4	The Arbitrator’s fee shall be paid by the parties in equal shares between them, unless the Arbitrator shall expressly rule otherwise.

15.	TAXES AND EXPENSES

	15.1	Each party shall assume any tax, fee or levy imposed on it by law in respect of this Agreement.

	15.2	V.A.T.

Notwithstanding that stated above in clause 15.1:

		15.2.1	Scailex shall assume the V.A.T. applicable to the payment of the Consideration in respect of this Agreement and every portion thereof.

		15.2.2	Every payment on account of the Consideration shall be paid against a lawful tax invoice.

15.2.3

Scailex shall pay the V.A.T. in respect of every payment on account of the Consideration directly to the V.A.T. authorities upon the submission of the monthly reports of Suny Group and Scailex on the 15th day of the calendar month following the actual payment date; alternatively, Scailex shall arrive at a basic arrangement with the V.A.T. authorities regarding offsetting of the additional V.A.T.

16.	SUNDRY PROVISIONS

	16.1	Public releases

The parties shall jointly agree on every publication or announcement or disclosure to the public regarding the provisions of this Agreement or the transaction that is the subject of this Agreement, unless the disclosure is required by law, and, in such instance, the party issuing the publication shall notify the other parties and shall deliver the wording of the publication or the announcement to them and shall enable them reasonably to respond with their remarks concerning such disclosure.

	16.2	Additional actions

In the event that any additional actions shall be required in order to execute this Agreement, the parties covenant to perform every such action, inclusive of the signing of any document, appearing before any body and performing any action that might be required in order to carry out the transaction that is the subject of this Agreement (“the Additional Actions”). To dispel any doubt, the Additional Actions are and shall not be within the scope of suspending conditions to this Agreement, save with the express written consent thereto of all parties to this Agreement.

16.3	Assignment of rights

Subject to that expressly stated in this Agreement, the rights and obligations of the parties pursuant to this Agreement are not transferable, save with the prior written consent of the other party to this Agreement.

Scailex shall be entitled to assign its rights and/or its obligations pursuant to this Agreement, in whole or in part, to a corporation under its control, provided that Scailex shall remain a guarantor of the fulfillment of all of its obligations pursuant to this Agreement.

All or a portion of Scailex’s rights or obligations pursuant to this Agreement may be assigned and transferred to any other wholly owned company/companies, provided that Scailex shall remain responsible jointly and severally with the transferees for its obligations pursuant to this Agreement.

16.4	Finality of the Agreement

This Agreement, inclusive of appendices thereto, encompasses all that agreed upon between the parties in relation to the matters prescribed therein. There shall be no validity, not even for interpretation purposes, to any representation, consent or draft or previous undertaking, whether direct or in favor of a third party, between the parties pertaining to the matters prescribed in this Agreement, nor to any negotiations, summation, understanding or agreement between the parties that preceded the signing of this Agreement pertaining to the matters prescribed therein.

16.5	Agreement that is not in favor of a third party

The parties agree that this Agreement shall not be interpreted as if it purports to confer a right or benefit to any third party.

16.6	Waiver

No delay in or refraining from exercising or enforcing any of the rights pursuant to this Agreement by any of the parties shall be deemed as a waiver on its part of its rights in the future or as preventing it from exercising its rights in the future, and such party shall be allowed to exercise its rights, in whole or in part, at any time that it shall deem fit. There shall be no validity to any waiver, [assumption/]discount, extension, situation, amendment, addendum or elimination from this Agreement or pursuant thereto, unless drawn up in writing and signed by all parties to this Agreement.

16.7	Ban on offsetting or lien

No party is allowed to offset or delay in any manner whatsoever, for any reason or cause whatsoever, any sum due from it to the other party from any sum that is or is likely to become due to it from the other party, whether such sums are fixed or subject to assessment.

16.8	Signing of this Agreement

The parties hereby agree that the addition of their signatures on separate copies of the Agreement transmitted by fax shall be deemed as if the original Agreement in its entirety has been signed. The Agreement shall become valid once each of the parties has received a copy of the Agreement, attaching the signatures of all of the parties to the Agreement.

16.9	Addresses of the parties

The addresses of the parties are as specified in the recitals to this Agreement. Any notice to be sent by one party to the other pursuant to or in relation to this Agreement must be sent by registered mail or personally delivered. A notice personally delivered shall be deemed to have arrived at the addressee on the actual date of delivery, provided that it is a Business Day. A notice sent by registered mail shall be deemed to have arrived at the addressee within three Business Days after the date of dispatch thereof.

In witness whereof, the parties have hereunto signed:

/s/ Ilan Ben Dov

/s/ Shachar Landau	/s/ Yahel Shachar /s/ Shachar Rachim

Suny Electronics Ltd.	Scailex Corporation Ltd.

/s/ Ilan Ben Dov /s/ Shachar Landau

Suny Telecom (1994) Ltd.

/s/ Ilan Ben Dov /s/ Shachar Landau

Dyn Dynamic Ltd.